PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(3)
   (TO PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT DATED MARCH 31, 2005)
                           REGISTRATION NO. 333-122213

                        BRAVO! FOODS INTERNATIONAL CORP.

This prospectus supplement supplements the prospectus included in the registration statement dated March 31, 2005 relating to the resale by certain of our stockholders of shares of our common stock issuable upon conversion of our convertible notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The purpose of this prospectus supplement is to correct disclosure in the prospectus related to the identity of and allocation of shares to the selling stockholders. The information appearing under the heading "Selling Stockholders" in the prospectus is hereby amended and restated as follows:

                              SELLING STOCKHOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
                         Total
                         Shares of
                         Common
                         Stock        Total
                         issuable     Percentage    Shares of
                         Upon         of Common     Common       Beneficial    Percentage                 Percentage
                         Conversion   Stock,        Stock        Ownership     of Common    Beneficial    of Common
                         of           Assuming      Included     Included in   Stock        Ownership     Stock
                         Debentures   Full          in           Prospectus    Owned        After the     Owned
                         and/or       Conversion    Prospectus   **            Before       Offering(3)   After
Name(2)                  Warrants                   (1)                        Offering                   Offering
                                                                                                          (3)
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Alpha Capital            6,916,667    15.35%        Up to        5,076,557     9.99%        --            --
Aktiengesellschaft                                  8,375,000
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Longview Fund LP         6,216,667    13.85%        Up to        5,076,557     9.99%        --            --
                                                    7,425,000
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Stonestreet Limited      7,283,333    16.42%        Up to        5,076,557     9.99%        --            --
Partnership                                         9,075,000
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Whalehaven Funds         3,816,667    9.37%         Up to        4,775,000     9.37%        --            --
Limited                                             4,775,000
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
MID-AM Capital, L.L.C.   10,333,333   20.62%        Up to        5,076,557     9.99%        --            --
                                                    12,000,000
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Libra Finance, S.A       218,750      ***           Up to        218,750       ***          --            --
                                                    218,750
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Bi-Coastal Consulting    120,833      ***           Up to        181,250       ***          --            --
Corp.                                               181,250
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Stonestreet Corporation  179,167      ***           Up to        268,750       ***          --            --
                                                    268,750
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Gem Funding LLC          95,833       ***           Up to        143,750       ***          --            --
                                                    143,750
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Momona Capital Corp.     2,450,000    7.00%         Up to        3,475,000     7.00*        --            --
                                                    3,475,000
                                                    shares of
                                                    common
                                                    stock
------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------
Ellis International      2,450,000    7.00%         Up to        3,475,000     7.00*        --            --
Ltd.                                                3,475,000
                                                    shares of
                                                    common
                                                    stock

------------------------ ------------ ------------- ------------ ------------- ------------ ------------- ------------

* This column represents an estimated number based on a conversion price as of a recent date of March 25, 2005 of $.15 with respect to the convertible debentures issued in June 2004 and $.10 with respect to the convertible debentures issued in October 2004 and December 2004, divided into the principal amount.

** These columns represents the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 9.99% limitation.

***Less than one percent.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

 (1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the convertible debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 9.9% of the then issued and outstanding shares of common stock as determined in accordance with
Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Seymour Braun has investment authority and voting power over all securities, including the shares of common stock underlying any convertible debenture, convertible preferred stock and warrants held by Libra Finance, S.A. Among other investment activities, Libra advises investors on financially assisting small companies in need of capital. Mid-Am, a limited liability company headquartered in Kansas City, Missouri, is a finance affiliate of Dairy Farmers of America, Inc. Gerald L. Bos, the CEO and Treasurer of Mid-Am, has voting and dispositive control over securities held by Mid-Am. Longview Fund LP is a California limited partnership. S. Michael Rudolph may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Alpha Capital Aktiengesellschaft is a private investment fund that is owned by all its investors and managed by Mr. Konrad Ackerman. Mr. Konrad Ackerman may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Bicoastal Consulting Corp is a New Jersey corporation. Peter Benz may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Stonestreet Limited Partnership is a private investment fund that is owned by all its investors and managed by Ms. Libby Leonard and Mr. Michael Finkelstein. Ms. Libby Leonard and Mr. Michael Finkelstein may be deemed control persons of the shares owned by such entity, with final voting power and investment control over such shares. Whalehaven Funds Limited is a professional hedge fund incorporated in Bermuda. The control persons are Evan Schemenauer, Arthur Jones, and Jennifer Kelly, directors. Michael Finklestein, the President of Stonestreet Corporation, may be deemed the control person of the shares owned by Stonestreet Corporation with final voting power and investment control over such shares. Gem Funding LLC is a Limited Liability Company, and Cory Weisblum, President may be deemed the control person of the shares owned by such entity, with final voting power and investment control over such shares. Arie Rabinovitz, the President of Momona Capital Corp., may be deemed the control person of the shares owned by Momona Capital Corp. with final voting power and investment control over such shares.. Wilhelm Ungar may be deemed the control person of the shares owned by Ellis International Ltd. with final voting power and investment control over such shares.

(3) Assumes that all securities registered will be sold.


INVESTING IN OUR COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION OF THE PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is May 19, 2005